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EXHIBIT 10.1

                DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

         Effective as of May 18, 2005, non-employee directors of Pacific Ethanol, Inc. (the "Company") receive $1,500 per board or committee meeting attended, in person or via telephone, in consideration for their services as members of the Board of Directors of the Company and its committees. Effective as of May 18, 2005, the Chairman of the Board of Directors of the Company receives $80,000 annually for his services as Chairman of the Board of Directors of the Company. In addition, effective as of May 18, 2005, the Chairman of the Audit Committee of the Company receives, in lieu of the $1,500 standard compensation described above, $3,500 per Audit Committee meeting attended, in person or via telephone, in consideration for his services as Chairman of the Audit Committee of the Company.

         Non-employee directors are reimbursed for certain reasonable and documented expenses in connection with attendance at meetings of the Board of Directors and committees of the Company.

         Non-employee directors may also receive options from time to time under the Company's stock option plans and otherwise.

         The following non-employee directors received grants of non-qualified stock options in the following amounts to purchase shares of common stock of the
Company:

                    DIRECTOR                        NO. OF SHARES
                    --------                        -------------

                    William L. Jones                      50,000

                    Terry L. Stone                        20,000

                    Kenneth J. Friedman                   15,000

                    Frank P. Greinke                      15,000

                    John Pimentel                         15,000

         In addition, new directors, upon their appointment, are to receive grants of non-qualified stock options to purchase 15,000 shares of common stock of the Company.

         The options granted or to be granted shall include the following terms:

         o The options shall be granted under the Company's 2004 Stock Option Plan (the "2004 Plan") to the extent shares are then available under the 2004 Plan and the grant under the 2004 Plan can be made in compliance with applicable securities laws.

         o The exercise price of the options shall be equal to the Fair Market Value of a share of the Company's common stock as defined in the 2004 Plan.

         o The expiration date of the options shall be ten years after their date of grant or such earlier date as is provided in the 2004 Plan or in the applicable stock option agreements.

         o The options shall fully vest and become exercisable one year following their date of grant.